Exhibit 10.4

EMPLOYMENT CONTRACT

BETWEEN THE UNDERSIGNED

CEPHALON FRANCE,

A Société par Actions Simplifiées (simplified joint stock company) with a capital of 19,200,000 euros, the registered office of which is at 20, rue Charles Martigny — 94701 Maisons-Alfort, listed in the Creteil Trade and Companies Register under the number B 552 061 962,

Represented by Monique ZOMENO, Vice-President Human Resources Europe,

(hereinafter referred to as the “Company”)

AND

Mr. Alain Aragues,

(hereinafter referred to as the “Employee”)

THE FOLLOWING HAS BEEN AGREED:

PREAMBLE

It is hereby pointed out, for information purposes, that at the date of the signing of this employment contract, the collective bargaining agreement applicable to the employment relationship is the Pharmaceutical Industry National Collective Agreement. The collective agreement and the other collective agreements applicable to the Company are available for the Employee to consult.

The Employee was hired by Societe Laboratoires L.Lafon (which subsequently became Cephalon France) on 7 January 2002 in the capacity of Director of Pharmaceutical Operations. He was subsequently appointed Senior Vice President & President Pharmaceutical Operations Europe on 19 January 2005.

ARTICLE 1 — POSITION AND CLASSIFICATION

The Employee will have the position of Senior Vice President & President Pharmaceutical Operations Europe and will be in charge of the general operational and administrative management of the various functions and activities of the Company and, in particular, of sales development for the EMEA region, and Business Development in Europe. The Employee will have the status of a group XI Manager by virtue of the collective agreement currently applicable to the Company.

By its nature, the Employee’s position is liable to evolve over time, in the light of both the Company’s need to adapt, and the corresponding necessity of adaptation in the light of its new needs, and the Employee’s capacities and increasing knowledge and skills.

The Employee will pursue his activity under the authority of his superiors, and within the context of the instructions given by them, in particular by his direct superior, the Executive Vice President - Worldwide Pharmaceutical Operations.

ARTICLE 2 — TERM OF THE CONTRACT

This contract is concluded for an indefinite period with effect from 1 November 2008, his length of service dating back as from 7 January 2002.

There will be no trial period in respect of this appointment.

ARTICLE 3 — WORKING HOURS AND REMUNERATION

Given the fact that the Employee:

Holds a position that involves a considerable degree of autonomy in the organization of his work, (he enjoys total freedom and independence in respect of the organization and management of his timetable for the performance of his duties as Vice President & President Pharmaceutical Operations Europe),

Is empowered to take decisions in a largely autonomous manner (which is characteristic of the key nature of his position and the responsibilities entrusted to him),

And will receive a remuneration that is among the highest levels of remuneration paid within the Company,

The Employee will have the status of Managing Executive within the meaning of Article L.3111-2 of the French Labor Code. He expressly acknowledges this.

Consequently, the Employee is expressly excluded from the legal and regulatory provisions concerning working hours.

The Employee will have a fixed gross annual reference salary of €396,900 (three hundred and ninety-six thousand nine hundred euros). More specifically, he will receive on the score of his salaried functions a fixed gross annual salary of €384,900 (three hundred and eighty-four thousand nine hundred euros), i.e. a fixed monthly salary of €33,075 (thirty-three thousand and seventy-five euros) paid in twelve equal monthly installments.

This fixed remuneration is independent of the time that the Employee actually devotes to the performance of his duties.

For the purposes of information, it is hereby noted that in the light of the position held at the date of the signing of this contract, the Employee may also be eligible, subject to meeting the necessary conditions, to receive a variable remuneration corresponding to a percentage of his fixed gross annual reference salary. The target percentage rate corresponds to the level of responsibility attached to the position of Senior Vice President & President Pharmaceutical Operations Europe, which is susceptible of evolving as a function of the posts given to the Employee.

Payment of this variable remuneration will be dependent on the group’s collective performance, plus the Employee’s individual performance (the attainment of fixed personal objectives) specific to a given accounting year. The rules relative to this remuneration may vary from one accounting year to the next.

Accordingly, payment of the variable remuneration, if applicable, and the amount of the said payment, will be entirely at the Company’s discretion. The Employee consequently acknowledges that the granting of a variable remuneration during one or more years does not give him any rights with regard to its future payment.

ARTICLE 4 — PLACE OF WORK

4.1 Assignment

At the date of being hired, the Employee will work in the establishment situated at 5/20 rue Charles Martigny, 94704 Maisons-Alfort Cedex.

4.2 Travel

In the light of the nature of his functions, the Employee undertakes to travel in France or abroad on any business trips necessary for the Department or for the needs of the Company’s organization.

Allowances or reimbursements for these business trips will be paid in accordance with the provisions of Article 30 of the National Collective Agreement applicable within the Pharmaceutical Industry and the agreements, rules and practices in force within the Company on the travel date.

4.3 Mobility

By mutual agreement between the parties, the place of work is not an essential and determining condition of this contract. It is fully understood that for reasons relating to both the Company’s organizational structure and its smooth functioning, the Company may be led to change the Employee’s place of work without this constituting modification of the employment contract. Consequently, and in the light of the nature of his functions, the Employee hereby agrees that his place of work may at any time be moved to any other location within the entire geographical sector in which the Company or the Group pursue their activities, including secondment or transfer within the Group, either in France or abroad.

Implementation of this reassignment and the reimbursement of removal expenses for which documentary proofs can be duly provided, will take place in accordance with the provisions of Article 21 of the National Collective Agreement applicable within the Pharmaceutical Industry, and in accordance with the agreements, rules and practices in force within the Company on the date of the transfer or reassignment.

The Company may ask the Employee to perform any temporary missions in France or abroad.

ARTICLE 5 - PAID HOLIDAYS

The Employee will benefit from paid holidays in accordance with the provisions of the law, the Collective Agreement applicable and the company policy.

ARTICLE 6 — USE AND RETURN OF THE COMPANY’S PROPERTY

6.1  Use of the Company’s property

Any equipment that the Company may entrust to the Employee for the performance of his duties, including computer equipment, documents and software, will remain the property of the Company and must be returned to it if so requested. It is understood that the Employee will be given the use of the aforementioned items in order to perform the tasks entrusted to him, and he will respect the Company’s interests when using them.

The Employee undertakes to use this equipment and material only for professional purposes, and undertakes not to make any copies or reproductions for his personal use or for any other use, unless he has received express authorization to do so from the Company’s legal representative.

6.2 Return of the Company’s property

In the event of termination or breach of the employment contract for any reason whatsoever, the Employee undertakes to return to the Company all the documents entrusted to him by the Company for the performance of his duties plus all tools and equipment, in good working order (portable computer, company car, etc.). Failing this, the Company reserves the right to initiate any legal proceedings that it may deem appropriate.

ARTICLE 7 — COMPANY CAR

In view of the Employee’s status, the Company will place a vehicle at his disposal. He undertakes to use this in accordance with the conditions stipulated in the rules concerning the use of company cars.

The company car must be returned under the same conditions as those set forth in Article 5.2..

ARTICLE 8 — EXPENSE ACCOUNT

The Employee will be reimbursed for all his professional expenses on presentation of documentary proofs, in accordance with the practices in force within the Company.

ARTICLE 9 — CONFIDENTIALITY AND DISCRETION

The Employee is bound by a general obligation to maintain absolute discretion and secrecy with regard to all industrial, commercial and financial operations and all secrets and processes concerning the Company’s activity and that of the Group to which it belongs, and all other information that comes to his knowledge on a confidential basis during the performance of his duties, where this information is given to him on such a basis by the Management or its representatives, or where it is confidential by its nature, unless he has expressly received prior authorization from the Management or its representatives.

This obligation applies in respect of both third parties and employees of the Company.

This obligation will remain fully in force both throughout the entire duration of the employment contract and after it has come to an end, regardless of the reasons for its having come to an end.

ARTICLE 10 — PROFESSIONAL OBLIGATIONS

The Employee undertakes throughout the duration of his employment contract to comply with the instructions given to him by the Company, and with the internal rules governing the operation of the Company, and the Group’s internal rules.

The Employee undertakes in general to take all the measures necessary to satisfactorily fulfill the mission entrusted to him.

In the event of his being unable to perform his duties, regardless of the reason for this, the Employee undertakes to inform the Company as soon as possible.

The Employee also undertakes to inform the Company without delay of any change in his situation vis-à-vis the information he provided to the Company at the time of his being hired (address, family situation, etc.).

ARTICLE 11 — SUPPLEMENTARY SOCIAL PROTECTION

The Employee will benefit from a supplementary scheme subject to the provisions of the National Interprofessional Agreement of 8 December 1961, codified on 15 March 1988, and the appendices and riders thereto, plus the internal rules of the ARRCO organization. On this head, the Employee will be affiliated to the following supplementary pension scheme: C.G.I.S. —Tour Mornay — 5 - 9, rue Van Gogh — 75591 Paris Cedex 12. The Employee will also be affiliated to the complementary pension scheme administered by A.C.G.M.E — Groupe Mornay —Tour Mornay — 5 - 9 rue Van Gogh — 75591 Paris Cedex 12.

The Employee will benefit from the scheme providing provident cover (death, invalidity, disability) and cover for medical costs (illness, surgery, maternity) taken out by the Company with: APGIS — 12, rue Massue, 94684 Vincennes Cedex.

ARTICLE 12 — CANCELLATION OF THE CONTRACT

Either the Employee or the Company may cancel the employment contract at any time, subject to complying with the legislation and collective agreements in force, and subject to providing 3 months’ notice in the event of dismissal or redundancy, except in the event of dismissal on the grounds of serious professional misconduct, or in the case of force majeure.

However, and taking into account the above, in the event of cancellation of the employment contract at the initiative of the Company (except when this is on the grounds of serious professional misconduct), or in the context of a loss of control resulting from a merger and/or acquisition of the Group and/or the Company in Europe, the Employee will receive an indemnity equal to 12 months’ gross basic salary, including any severance payments due according to the applicable collective bargaining agreement and the French Labour Code, at the most recent salary level and a bonus prorated according to the number of full months worked and paid the next year on February in link to the overall company bonus pool.

ARTICLE 13 — MISCELLANEOUS PROVISIONS

As from the date of the signing of this contract, it replaces all other contracts and any letters proposing employment or letters of appointment between the Employee and the Company.

The provisions of this contract are not inseparable and consequently should any of them come to be pronounced null and void by a competent court, this will not affect the other provisions.

This contract is governed by French law and any disputes that may arise concerning its performance or termination will be submitted to the competent French courts.

This contract is drawn up on two original copies, one of which must be signed and returned to the Company as rapidly as possible.

Signed on two original copies, one for each of the parties.

Signed in Maisons-Alfort, on December 9th, 2008

/s/ Alain Aragues	/s/ Monique Zomeno
The Employee	The Company, represented by Monique
ZOMENO, Vice-President HR

AMENDMENT TO EMPLOYMENT CONTRACT

This Amendment to Employment Contract is made as of the 20th day of July, 2010 by and between Cephalon France, a Société par Actions Simplifiées (the “Company”), and Alain Aragues (“Executive”).

WHEREAS, Executive is an executive of the Company, currently serving as its Executive Vice President and President of Cephalon Europe;

WHEREAS, the Company and Executive entered into that certain Employment Contract dated December 9, 2008 (the “Employment Contract”);

WHEREAS, the Company and Executive desire to amend the Employment Contract to provide certain severance payments and benefits in the event that Executive’s employment is terminated as set forth below; and

WHEREAS, Executive shall be entitled to the severance payments and benefits under this Amendment or those provided under the Employment Contract, whichever is greater.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Executive agree as follows:

1.             The Employment Contract is hereby amended by adding the attached Addendum to the end.

2.             In all respects not amended, the Employment Contract is hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date first above written.

CEPHALON FRANCE

Attest:	/s/ Robin DeRogatis	By:	/s/ Frank Baldino, Jr., Ph.D.
		Its:	Director

/s/ Catherine Landez		/s/ Alain Aragues
Witness: Catherine Landez		ALAIN ARAGUES

ADDENDUM

EXECUTIVE SEVERANCE PROVISIONS

The following Addendum is an amendment to the Employment Contract dated December 9, 2008 (the “Employment Contract”) between Cephalon France, a Société par Actions Simplifiées (the “Company”), and Alain Aragues (“Executive”).

Executive shall not receive severance payments under both Article 12 of the Employment Contract and this Addendum.  Instead, in the event of Executive’s termination of employment with the Company and its affiliates under circumstances that allow Executive to receive severance payments, Executive shall receive severance payments under either Article 12 of the Employment Contract or this Addendum, whichever provides the greater payments.

1.             Definitions.

(a)           “Annual Base Salary” shall mean twelve times the greater of (i) the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliates, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, or (ii) the monthly base salary paid or payable to Executive by the Company (including authorized deferrals, salary reduction amounts and any car allowance) immediately prior to Executive’s Termination Date.

(b)           “Annual Bonus” shall mean one hundred percent (100%) of Executive’s target annual bonus for the year in which Executive’s Termination Date occurs, plus one hundred percent (100%) of any other bonuses Executive receives, or is entitled to receive, during the year in which Executive’s Termination Date occurs.

(c)           “Board” shall mean the Board of Directors of Cephalon.

(d)           “Bonus Multiplier” shall mean the quotient determined by dividing the total number of months in which Executive performed services for the Company during the calendar year in which Executive’s Termination Date occurs divided by twelve (12).

(e)           “Cause” shall mean Executive has engaged in any gross misconduct or negligence (faute grave ou lourde) and in particular in any unauthorized disclosure of confidential information or trade secrets, or any other act that is materially and demonstrably detrimental to the Company.

(f)            “Cephalon” shall mean Cephalon, Inc., which is a parent of the Company.

(g)           “Change in Control” shall be deemed to have occurred if any of the following events occurs:

(i)                                     the direct or indirect acquisition by any person or related group of persons (other than Cephalon or a person that directly or indirectly controls, is controlled by, or is under common control with, Cephalon) of beneficial ownership of securities possessing more than thirty percent (30%) of the combined voting power of Cephalon’s outstanding securities pursuant to a tender or exchange offer made directly to Cephalon’s shareholders which the Board does not recommend such shareholders to accept;

(ii)                                  a change in the composition of the Board over a period of twenty-four (24) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board;

(iii)                               a merger or consolidation in which securities possessing more than fifty percent (50%) of the combined voting power of Cephalon’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(iv)                              the sale, transfer or other disposition of more than seventy-five percent (75%) of Cephalon’s assets in a single or related series of transactions.

(h)                                 “Disability” shall mean Executive is considered as disabled (incapacité) in accordance with French law.

(i)                                     “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Addendum relied upon, and (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Executive’s employment under the provision so indicated.

(j)                                     “Termination Date” shall mean the last day of Executive’s employment with the Company.

(k)                                  “Termination of Employment” shall mean the termination of Executive’s active employment relationship with the Company.

2.                                       Termination of Employment Prior to a Change in Control.

(a)                                  Termination Prior to a Change in Control.  In the event that Executive’s employment with the Company is terminated prior to a Change in Control on account of a termination by the Company for any reason other than Cause, death or Disability, Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

(b)                                 Compensation Upon Termination Prior to Change in Control.  In the event a termination described in subsection (a) of this Section 2 occurs, the Company shall provide Executive with the following:

(i)                                     Executive shall receive a cash payment equal to one and a half (1.5) times Executive’s Annual Base Salary at the rate in effect immediately before Executive’s Termination Date.

(ii)                                  Executive shall receive a cash payment equal to the premium cost that Executive would have to pay, at the rates in effect on Executive’s Termination Date, to continue the Company’s supplementary private health insurance (“mutuelle”) for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on Executive’s Termination Date, for a period of eighteen (18) months following Executive’s Termination Date, plus an additional amount to fully gross-up Executive for any ordinary income taxes that result from such payment, so that the after-tax amount that Executive will receive will be equivalent to the rates for such medical and dental coverage.

(iii)                               The Company shall cover the cost of reasonable outplacement assistance services for Executive that are directly related to Executive’s Termination of Employment and are actually provided by an outplacement agency selected by Executive, in an amount not to exceed US $15,000 converted into Euros at the exchange rate applicable at the Termination Date.

(iv)                              Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)                                  Notice of Termination.  Any termination on account of this Section 2 shall be communicated by a Notice of Termination to the other Parties hereto given in accordance with Section 16 hereof.

3.                                       Termination of Employment on Account of a Change in Control.

(a)                                  Termination on Account of a Change in Control.  In the event that Executive’s employment with the Company is terminated after, or in connection with, a Change in Control on account of: (i) a termination by the Company following a Change in Control for any reason other than Cause, death or Disability, or (ii) a termination by the Company (other than for Cause, death or Disability) prior to or in connection with an anticipated Change in Control at the request or direction of the acquirer involved in the Change in Control, Executive shall be entitled to the benefits provided in subsection (b) of this Section 3. If Executive is entitled to benefits described in subsection (b) of this Section 3 by reason of clause (a)(ii) above, Executive shall be entitled to such benefits upon Executive’s Termination of Employment regardless of whether the Change in Control actually occurs.

(b)                                 Compensation in Connection With a Termination on Account of a Change in Control.  Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall provide Executive with the following:

(i)                                     Executive shall receive a cash payment equal to the sum of (x) three (3) times Executive’s Annual Base Salary at the rate in effect immediately before Executive’s Termination Date, (y) three (3) times Executive’s Annual Bonus, and (z) the Bonus Multiplier times Executive’s Annual Bonus.

(ii)                                  Executive shall receive a cash payment equal to the premium cost that Executive would have to pay, at the rates in effect on Executive’s Termination Date, to continue the Company’s supplementary private health insurance (“mutuelle”) for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on Executive’s Termination Date, for a period of thirty-six (36) months following Executive’s Termination Date, plus an additional amount to fully gross-up Executive for any ordinary income taxes that result from such payment, so that the after-tax amount that Executive will receive will be equivalent to the rates for such medical and dental coverage.

(iii)                               All stock options and restricted stock held by Executive will become fully vested and/or exercisable, as the case may be, on the Termination Date, and all stock options shall remain exercisable after Executive’s Termination Date as set forth in the applicable option agreements with the Company.

(iv)                              The Company shall cover the cost of reasonable outplacement assistance services for Executive that are directly related to Executive’s Termination of Employment and are actually provided by an outplacement agency selected by Executive, in an amount not to exceed US $15,000 converted into Euros at the exchange rate applicable at the Termination Date.

(v)                                 Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)                                  Notice of Termination.  Any termination on account of this Section 3 shall be communicated by a Notice of Termination to the other Parties hereto in accordance with Section 16 hereof.

4.                                       Termination of Employment on Account of Disability.  Notwithstanding anything in this Addendum to the contrary, if Executive’s employment terminates on account of Disability (“incapacité”), Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under this Addendum and shall not receive benefits pursuant to Sections 2 and 3 hereof.

5.                                       Other Payments.  The payments due under Sections 2 and 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company, except that no cash payments shall be paid to Executive under the Company’s then current severance pay policies and there shall be no duplication of benefits between Article 12 of the Employment Contract and this Addendum.  In the event of Executive’s termination of employment with the Company and its affiliates under circumstances that allow Executive to receive severance payments, Executive shall receive severance payments under either Article 12 of the Employment Contract or this Addendum, whichever provides the greater payments.

6.                                       Enforcement.

(a)                                  In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 2, 3 and 5 hereof within the respective time periods provided therein, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Addendum, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Sections 2, 3 and 5, as appropriate, until paid to Executive, at the rate from time to time announced by Wells Fargo Bank, N.A. as its “prime rate” plus two percent (2%), each change in such rate to take effect on the effective date of the change in such prime rate.

(b)                                 It is the intent of the Parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under Sections 2, 3 and 5 of this Addendum by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, the Company shall pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in enforcing any of the obligations of the Company under this Addendum.

7.                                       No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Addendum by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8.                                       Non-Exclusivity of Rights.  Except as provided in Section 5, nothing in this Addendum shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Executive may qualify.

9.                                       No Set-Off.  The Company’s obligation to make the payments provided for in this Addendum and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

10.                                 Taxes.  Any payment required under this Addendum shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

11.                                 Confidential Information.  Executive shall remain subject to the terms and conditions of Executive’s Employee Confidentiality Agreement, which shall continue in full force and effect, except as specifically modified herein.

12.                                 Non-Solicitation.  In further consideration for the Company’s promises herein, Executive agrees that for the period beginning with the termination of Executive’s employment with the Company for any reason other than that described in Section 3(a) above, and for a period of one (1) year thereafter, Executive will not, directly or indirectly solicit, recruit or hire any part-time or full-time employee, representative or consultant of the Company or its subsidiaries or affiliates to work for a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative or consultant to violate any agreement with the Company or its subsidiaries or affiliates.  The foregoing covenant shall not apply to any person after twelve (12) months have elapsed after the date on which such person’s employment by the Company has terminated.

13.                                 Equitable Relief.

(a)                                  Executive acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Addendum in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  Executive represents that Executive’s experience and capabilities are such that the restrictions contained in Section 12 hereof will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Addendum, and (ii) that Executive has had full opportunity, prior to execution of this Addendum, to review thoroughly this Addendum with Executive’s legal counsel.

(b)                                 Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 11 or 12 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)                                  Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 11 or 12 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the appropriate Labour Court, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in France, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16 hereof.

14.                                 Term of Addendum.  This Addendum shall continue in full force and effect for the duration of Executive’s employment with the Company; provided, however, that after the termination of Executive’s employment during the term of this Addendum, this Addendum shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.

15.                                 Successor Company.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Addendum is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Addendum in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Addendum.  As used in this Addendum, the Company shall mean the Company as herein before defined and any such successor or successors to its business and/or assets, jointly and severally.

16.                                 Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

                                                Cephalon France

                                                Attn:

If to Executive, to:

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided,

however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or to any successor pursuant to this Section 16 shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

17.                                 Governing Law.  This Addendum shall be governed by and interpreted under French law.

18.                                 Contents of Agreement, Addendum and Assignment.

(a)                                  This Addendum supersedes all prior agreements except the Employment Contract, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Executive and executed on the Company’s behalf by a duly authorized officer.  The provisions of this Addendum may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the Parties that the provisions of this Addendum shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Addendum without further action by the Company or the Board.

(b)                                 All of the terms and provisions of this Addendum shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Executive and the Company hereunder shall not be assignable in whole or in part by the Company.  If Executive should die after Executive’s Termination Date and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Addendum to Executive’s devises, legates or other designees or, if there is no such designee, to Executive’s estate.

19.                                 Severability.  If any provision of this Addendum or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Addendum which can be given effect without the invalid or unenforceable provision or application.

20.                                 Remedies Cumulative; No Waiver.  No right conferred upon the Parties by this Addendum is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a Party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

21.                                 Miscellaneous.  All section headings are for convenience only.  This Addendum may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Addendum or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Addendum as of the date first above written.

CEPHALON FRANCE

Attest:	/s/ Robin DeRogatis	By:	/s/ Frank Baldino, Jr., Ph.D.
		Its:	Director

/s/ Catherine Landez		/s/ Alain Aragues
Witness: Catherine Landez		ALAIN ARAGUES